Exhibit 99.1

Nationstar Mortgage Commences Consent Solicitation to Amend Indenture

Lewisville, TX (August 24, 2012) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”), a leading residential mortgage loan servicer, announced today that its wholly-owned subsidiaries Nationstar Mortgage LLC and Nationstar Capital Corporation (together, the “Issuers”) are soliciting consents to certain proposed amendments to the indenture dated as of March 26, 2010, as further supplemented and amended (as so supplemented, the “Indenture”) governing the Issuers’ 10.875% Senior Notes due 2015, CUSIP 63860U AB6 (the “Notes”), pursuant to a Consent Solicitation Statement dated as of August 24, 2012 (the “Consent Solicitation Statement”). As more fully described in the Consent Solicitation Statement, the proposed amendments would conform the Indenture’s covenants to those covenants contained in the indenture governing the Issuers’ 9.625% Senior Notes due 2019. The proposed amendments will provide the Issuers with additional flexibility to raise additional debt financing and enter into other transactions.

The consent solicitation commenced today and will expire at 5:00 p.m., New York City time, on August 31, 2012 (the “Expiration Date”), unless extended or terminated earlier. Only holders of the Notes (the “Holders”) as of August 23, 2012 (the “Record Date”) will be eligible to consent. The consent solicitation requires that consents be received from Holders of a majority of the aggregate principal amount of the Notes outstanding as of the Record Date.

Upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, the Issuers will pay to each Holder a fee of $30 for each $1,000 in principal amount of Notes as to which such Holder has validly delivered and not revoked a duly executed consent on or prior to the Expiration Date.

Holders of the Notes are referred to the Consent Solicitation Statement and the accompanying letter of consent, which are being sent to the Holders, for the detailed terms and conditions of the consent solicitation.

The Issuers have retained D.F. King & Co., Inc. to serve as Information and Tabulation Agent for the consent solicitation. Questions concerning the terms of the consent solicitation and requests for documents should be directed to the Information and Tabulation Agent at +1 (800) 859-8509 (toll free) or +1 (212) 269-5550 (collect).

The Issuers have retained Credit Suisse Securities (USA) LLC to serve as Solicitation Agent. Questions concerning the terms of the consent solicitation should be directed to the Solicitation Agent at +1 (800) 820-1653 (toll free) or +1 (212) 538-2147 (collect).

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to the Consent Solicitation Statement and the accompanying letter of consent.

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar currently services over one million residential mortgages totaling $193 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination platform, enabling Nationstar to mitigate servicing portfolio run-off and improve credit performance for loan investors. Nationstar currently employs approximately 4,000 people, entirely based in the United States.